EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated July 2, 2014, with respect to the statements of condition including the related portfolios of Closed-End Strategy: Master Income Portfolio, Series 40; Closed-End Strategy: Master Municipal Income Portfolio - National Series 36; Closed-End Strategy: Value Equity and Income Portfolio 2014-3 and Closed-End Strategy: Covered Call Income Portfolio 2014-3 (included in Invesco Unit Trusts, Series 1445) as of July 2, 2014, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-195809) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".


                                                          /s/ GRANT THORNTON LLP


New York, New York
July 2, 2014